Exhibit 99.1

Spruce Biosciences Announces Reverse Stock Split

Spruce’s Common Stock to Begin Trading on a Post-Split Adjusted Basis on August 5, 2025

Relisting on Nasdaq Capital Market Anticipated Following Compliance with Minimum Bid Price for 20 Consecutive Trading Days

South San Francisco, Calif. – July 24, 2025 – Spruce Biosciences, Inc. (OTCQB: SPRB), a late-stage biopharmaceutical company focused on developing and commercializing novel therapies for neurological disorders with significant unmet medical need, today announced that it will implement a 1-for-75 reverse stock split of its issued and outstanding shares of common stock ("Reverse Stock Split"), effective at 5:00 p.m. Eastern Time on August 4, 2025. The Reverse Stock Split was approved by the company's stockholders at its Annual Meeting of Stockholders held on July 22, 2025, with the final ratio, the midpoint of the range approved by stockholders, subsequently determined by the company's board of directors. The Reverse Stock Split is intended to bring the company into compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market.

The company's common stock is expected to begin trading on a split-adjusted basis when the markets open on August 5, 2025 under the company's existing trading symbol "SPRB" with the new CUSIP number 85209E208. The company’s common stock will resume trading on the Nasdaq Capital Market so long as the Company remains in compliance with the minimum bid price requirement under Nasdaq Listing Rule 5450(a)(1) for 20 consecutive trading days following the Effective Date, inclusive.

At the effective time of the Reverse Stock Split, every 75 shares of the company's issued and outstanding common stock will be automatically combined and converted into 1 issued and outstanding share of common stock without any change in the par value per share. The Reverse Stock Split will reduce the number of issued and outstanding shares of common stock from approximately 42.2 million shares to approximately 0.6 million shares. Proportionate adjustments will be made to reduce the number of shares of common stock issuable upon the conversion and exercise or vesting of the company’s outstanding stock options, restricted stock unit awards, warrants, to reduce the number of shares issued and issuable under the company’s equity incentive plans and to increase the conversion and exercise prices of such stock options, restricted stock unit awards and warrants.

Fractional shares will not be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive a fractional share will be entitled to receive a cash payment in lieu thereof. The Reverse Stock Split will affect all stockholders uniformly and will not alter any stockholder's relative interest in the company's equity securities, except for any adjustments for fractional shares.

Computershare Inc. is acting as the exchange agent and transfer agent for the Reverse Stock Split. Stockholders holding their shares electronically are not required to take any action to receive post-split shares. Stockholders owning shares through a bank, broker or other nominee will have their positions adjusted to reflect the Reverse Stock Split and will receive payment for any fractional shares in accordance with their respective bank's, broker's, or nominee's particular processes.

About Spruce Biosciences

Spruce Biosciences is a late-stage biopharmaceutical company focused on developing and commercializing novel therapies for neurological disorders with significant unmet medical need. To learn more, visit www.sprucebio.com and follow us on X, LinkedIn, Facebook and YouTube.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include expectations regarding the timing and implementation of the Reverse Stock Split and the commencement of trading of the company’s post-split common stock, the impact of the Reverse Stock Split on the company’s securityholders, including any adjustments that may result from the treatment of fractional shares, the potential for the company to regain compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market and the expected number of shares of common stock to be issued and outstanding following the Reverse Stock Split. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipate”, “will”, “potential”, “intend”, “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Spruce’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Spruce’s business in general, the impact of geopolitical and macroeconomic events, and the other risks described in Spruce’s filings with the U.S. Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Spruce undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Contacts

Media

Katie Beach Oltsik
Inizio Evoke Comms
(937) 232-4889
Katie.Beach@inizioevoke.com
media@sprucebio.com

Investors

Samir Gharib
President and CFO

Spruce Biosciences, Inc.

investors@sprucebio.com